Exhibit 10.20
Lease Agreement

Party A Hu Jiada
Party B Shenzhen Ritar Power Co., Ltd.

Party A and Party B have reached an agreement through friendly negotiation that Party A will lease to Party B the unit for use as office owned by Party A itself, which is located at Room 22F01, Tower A, Tian’an Cyber Times Building, Futian District, Shenzhen.

1.
The total size of the inner and outsider area available of the leased office is 233 square meters. The rental each month shall be RMB 18,640. (RMB 80 Yuan per square meter). Party B shall pay the aforesaid rental before the 18th of each month on the appointed bank account of Party A.

2.	Party B shall pay the management fee, cost of water, electricity and other facilities upon the actual use.

3.	Starting from the second year of the lease term, the rental per year shall be properly adjusted according to the then market price

4.	This Agreement has two originals and each party holds one.

5.	Anything not covered in this contract will be discussed separately by both parties

6.	This Agreement shall come into effect on 1st May 2005.

Party A
/s/ Jiada Hu
Jiada Hu

Party B
Shenzhen Ritar Power Co., Ltd.
(Corporate Seal)

Date: 1st May 2005